Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT entered into and effective as of July 1, 2005, among, FIBERSTARS, Inc.., a California corporation (“Fiberstars”), and John Davenport (“Employee”);

WITNESSETH:

WHEREAS, FIBERSTARS and Employee desire to terminate any and all prior agreements, whether oral or written, between the parties and between Employee and FIBERSTARS relating to Employee’s employment; and

WHEREAS, FIBERSTARS and Employee desire to enter into an Employment Agreement as set forth herein below to Fiberstars of the services of Employee as FiberstarsPresident and Chief Executive Officer and to set forth the rights and duties of the parties hereto,

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Termination of Prior Agreements.

FIBERSTARS and Employee hereby terminate any and all prior agreements, whether oral or written, between the parties relating to Employee’s employment, except with regard to the disposition of Fiberstars warrants and options, provided, however that any existing agreement between Employee and FIBERSTARS non-competition, non-solicitation or confidentiality or ownership of intellectual property rights shall continue in full force and effect as supplemented by this Employment Agreement.

2. Employment.

a. FIBERSTARS hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

b. During the term of this Employment Agreement, (for purposes hereof, all references to the term of this Employment Agreement shall be deemed to include all renewals or extensions hereof, if any), Employee shall devote his full business time to his employment and shall perform diligently such duties as are, or may be, required by the Board of Directors of FIBERSTARS or their designee, which duties shall be within the bounds of reasonableness and acceptable business standards and ethics.

c. During the term of this Employment Agreement, Employee shall not, without the prior written consent of FIBERSTARS, which shall not be unreasonably withheld, directly or indirectly, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, other than in the performance of duties naturally inherent in the businesses of FIBERSTARS or any subsidiary or affiliate of FIBERSTARS; provided, however, Employee may continue to render services to and participate in philanthropic and charitable causes. During the term of this Employment Agreement, Employee shall comply with all policies and procedures of FIBERSTARS, including but not limited to, all terms and conditions set forth in any employee handbook and any other memoranda pertaining to FIBERSTARS policies, procedures, rules and regulations. Failure to comply with all such policies and procedures shall be grounds for disciplinary action, including termination for “cause” pursuant to Section 6(a) of this Employment Agreement.

3. Term and Position.

a. Subject to the termination provisions contained herein, the terms of this Employment Agreement shall commence as of July 1, 2005  and shall continue for a term of three (3) years from such date, subject, however, to the provisions of Section 6.

b. Employee shall serve as President and Chief Executive Officer of FIBERSTARS, and in such offices or positions with FIBERSTARS as shall be agreed upon by Employee and the Board of Directors of Fiberstars, as the case may be, without, however, any change in Employee’s compensation (but such offices or positions shall be consistent with the office and position stated herein).

c. The principal business office of Employee shall be in Solon, Ohio

4. Compensation.

a. Subject to the provisions of this Employment Agreement, for all services which Employee may render to FIBERSTARS during the term of this Employment Agreement, Employee shall receive a salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum for the first year of this Employment Agreement, which shall be payable in equal, consecutive biweekly installments.

b. Employee will receive an option to purchase shares of the common stock of Fiberstars, vesting over four years, with the price established as the closing price of Fiberstars’ stock in the number as described in Exhibit A.  The options shall have a term of ten (10) years.

c. Provided that Employee satisfactorily performs his services under this Employment Agreement, Employee shall be eligible for salary increases from time to time as determined by the Compensation Committee of FIBERSTARS.

e. Provided that Employee has satisfactorily performed his services under this Employment Agreement, Employee shall be eligible for bonuses from time to time as described on Exhibit A.

5. Other Benefits.

During the term of this Employment Agreement, Employee shall be entitled to such vacation privileges, life insurance, medical and hospitalization benefits, and such other benefits as are typically provided to other executive officers of FIBERSTARS and its subsidiaries in comparable positions; provided, however, that such benefits shall he comparable to those benefits provided by FIBERSTARS in FIBERSTARS fiscal year ended December 31, 2004.

6. Termination and Further Compensation.

a. The employment of Employee under this Employment Agreement, for the term thereof, may be terminated by the Board of Directors of FIBERSTARS for cause at any time. For purposes hereof, the term “cause” shall mean:

1. Employee’s committing an act constituting a misdemeanor involving fraud, dishonesty, or theft or a felony;

2. Employee’s engaging in habitual or repeated alcohol or drug abuse’;

3. Employee’s disregarding the instructions of the Board of Directors.

4. Employee’s neglecting duties (other than by reason of disability or death), with five (5) business days notice to cure;

5. Employee’s willful misconduct or gross negligence; or

6. Employee’s material breach of this Employment Agreement, in whole or in part, with five (5) days notice to cure.

Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Fiberstars may have under this Employment Agreement or otherwise.

b. In the event of (i) termination of the Employment Agreement for any of the reasons set forth in Subparagraph (a) of this Section 6, or (ii) if Employee shall voluntarily terminate his employment hereunder prior to the end of the term of this Employment Agreement, then in either event Employee shall be entitled to no further salary, bonus or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination. In the event the Employee voluntarily terminates this Employment Agreement, Employee shall provide 30 days’ prior written notice to FIBERSTARS of such voluntary termination.

c. In the event that FIBERSTARS terminates Employee’s employment without “cause” (as defined herein above) or Employee terminates employment with

“good reason” ( as defined below) prior to the end of the term of this Employment Agreement, then, in addition to any salary and bonus amounts and medical benefits due to Employee for the remainder of the term or renewal term of this Employment Agreement, as the case may be, Employee shall be entitled to an immediate payment equal to three (3) months salary upon the terms and as set forth herein; provided however, notwithstanding continuation salary following such termination, bonus amounts shall be paid or payable with respect only to fiscal years of Fiberstars commencing prior to such termination. Such salary, bonus and benefits shall be paid in accordance with FIBERSTARS normal payment practices. At the conclusion of the term of this Employment Agreement, all salary, medical and other benefits as set forth herein shall cease. Employee shall have no other rights and remedies except as set forth in this Section 6. For purposes hereof, the tern “good reason” shall mean (i) without the express written consent of Employee, a material reduction of Employee’s duties, authority, compensation, benefits or responsibilities or (ii) a material breach of this Employment Agreement by FIBERSTARS.

d, In the event of Employee’s death or permanent disability (as defined herein below) occurring during the term of this Employment Agreement, this Employment Agreement shall be deemed terminated for cause and Employee or his estate, as the case may be, shall be entitled to no further salary or other compensation provided for herein except as, to that portion of any unpaid salary accrued or earned by Employee hereunder up to and including the date of death or permanent disability, and any benefits under any insurance policies or other plans.

e. “Permanent disability” means the inability of Employee to perform satisfactorily his usual or customary occupation for a period of 120 days in the aggregate out of 150 consecutive days as a result of a physical or mental illness or other disability which in the written opinion of a physician of recognized ability and reputation, is likely to continue for a significant period of time.

f. In the event this Employment Agreement is terminated with cause, before the end of the term, FIBERSTARS may, in its sole discretion, notify Employee that FIBERSTARS intends to continue to pay all compensation, benefits and monies due under the terms of the Employment Agreement for the remainder of the term. In such event, and provided FIBERSTARS continues to make such payments, Employee shall continue to be bound by the terms of the non-competition provisions in Section 7 hereof, during the remainder of the term and for a period of one (1) year immediately following the stated term of the Agreement.

g. Rights upon a change in control:  If the Fiberstars consummates a merger or consolidation in which the Fiberstars’ shareholders do not retain at least 50% of the surviving corporation’s stock (a “Change of Control”), this contract will continue in full effect.  If such a change in control occurs up to 6 months before the termination of Executive’s employment hereunder, then this Agreement shall be extended (the “Extended Employment Agreement”) in the same form and substance as in effect immediately prior to the Change in Control, except that the termination date of this Agreement shall be that date which would permit the Extended Employment Agreement to continue in effect for an additional period of time equal to six (6) months after the notice of termination of employment.  Also, if such change in control occurs all Employee options granted under this agreement will become fully vested.

7. Covenants Regarding Non-competition and Confidential Infomlation.

a.               Non-Competition

i. Recognizing that Employee will have been involved as an executive officer of FIBERSTARS and that FIBERSTARS and its affiliates, are engaged in the supply of products and/or services in every state of the United States and internationally, therefore, upon termination of this employment by FIBERSTARS or its subsidiaries, whether such termination is initiated by FIBERSTARS or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, for any reason, he agrees that he will not, for a period of one (I) year immediately following such termination, engage, in the United States or in any country where Fiberstars or any of its subsidiaries or affiliates conduct business, either directly or indirectly on behalf of himself or on behalf of an another, as an employee, consultant, director, partner or shareholder ( other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, in any business of the type and character or in competition with the business carried on by FIBERSTARS or any of its subsidiaries or affiliates ( as conducted on the date Employee ceases to be employed by FIBERSTARS in any capacity).

ii. Employee will not, for a period of one (1) year immediately following the termination of his employment by FIBERSTARS or its subsidiaries, whether such termination is initiated by Fiberstars or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder (other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, recruit, hire or otherwise entice any employee(s) of FIBERSTARS or its subsidiaries or affiliates, to terminate his or her employment with FIBERSTARS or to accept employment with anyone or any entity other than FIBERSTARS.

iii. Employee will not, for a period of one (1) year immediately following the termination of his employment by FIBERSTARS or its subsidiaries, whether such termination is initiated by FIBERSTARS or Employee and whether at the expiration of the term of this Employment Agreement or otherwise, either directly or indirectly or on behalf of another, as an employee, consultant, director, partner or shareholder ( other than with respect to holding up to one percent (1%) of a publicly traded corporation) of any corporation, limited liability company, partnership or other business entity, solicit, do business with or employ any current or former employee of FIBERSTARS , or any of its subsidiaries or affiliates, or any customer or client of FIBERSTARS in connection with any business of the type and character or in competition with the business carried on by FIBERSTARS or any of its subsidiaries or affiliates ( as conducted on the date Employee ceases to be employed by FIBERSTARS in any capacity).

iv. Employee will not, directly or indirectly, disclose, divulge, discuss or copy to or for any person or entity, or otherwise use or suffer to be used in any manner or for any purpose, except for the benefit of FIBERSTARS or any of its subsidiaries or affiliates, any ideas, methods, customer lists or other customer information, business plans, product research or engineering data or other trade secrets, intellectual property, or any other confidential or proprietary information of FIBERSTARS or any of its subsidiaries or affiliates, it being acknowledged by Employee that all such information regarding the business of FIBERSTARS or its subsidiaries or affiliates conceived, suggested, developed, compiled or obtained by or furnished to Employee while Employee shall have been employed by or associated with Fiberstars or its subsidiaries or affiliates is confidential information and FIBERSTARS’s or its subsidiaries’ or affiliates’ exclusive property ..Employee’s obligations under this Section 7(a)(iv) will not apply to any information which (A) is known to the public other than as a result of Employee’s acts or omissions, (B) is approved for release, in writing, by Fiberstars, (C) is disclosed to Employee by a third party without restriction, or (D) Employee is legally required to disclose.

8. Renewal.

This Employment Agreement shall be automatically renewed for successive one (1) year periods, notwithstanding whether the initial terms of this Agreement was for a term other than one (1) year, unless and until FIBERSTARS or Employee delivers written notice to the other party of its intent to terminate this Employment Agreement upon completion of the current term. In the event Employee or FIBERSTARS desires to terminate this Employment Agreement upon completion of the current term, such terminating party must deliver written notice to the other party not later than three (3) months prior to the end of the term (or any successive term) of this Employment Agreement.

9. Severable Provisions.

The provisions of this Employment Agreement are severable and if anyone or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

10. Arbitration.

Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration by a single arbitrator in the City of Solon, State of Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The Arbitrator shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration.

11. Notices.

a. Each notice, request, demand or other communication (“Notice”) by either party to the other party pursuant to this Employment Agreement shall be in writing and shall be personally delivered or sent by U.S. certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight commercial courier, charges prepaid, or by facsimile transmission (but each such Notice sent by facsimile transmission shall be confirmed by sending a copy thereof to the other party by U .S. mail or commercial courier as provided herein no later than the following business day), addressed to the address of the receiving party or to such other address as such party shall have communicated to the other party in accordance with this Section. Any Notice hereunder shall be deemed to have been given and received on the date when personally delivered, on the date of sending when sent by facsimile, on the third business day following the date of sending when sent by mail or on the first business day following the date of sending when sent by commercial courier.

b. If a Notice is to FIBERSTARS, then such Notice shall be addressed to Fiberstars, Inc. 44259 Noble Drive Fremont CA 94538, attention of the Board of Directors.

c. If a Notice is to Employee, then such Notice shall be addressed to Employee at his home address last known on the payroll records of FIBERSTARS.

12. Waiver.

The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

13 .Miscellaneous.

This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced.

14. Governing Law.

This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

WITNESS:		FIBERSTARS, INC.

By:	/s/ Donna Prunetti	By:	/s/ Robert A. Connors

Name:	Donna Prunetti	Name:	Robert A. Connors

		Its:	C.F.O.

		By:	/s/ John M. Davenport

		Name:	John M. Davenport

EXHIBIT A (BONUS AND OPTIONS)

EXHIBIT A (COMPENSATION)

1.               Annual salary of $250,000 effective 7/1/2005.

2.               Bonus of 25% if Fiberstars achieves the Operating Income goal established for each year. For 2006, this is based on the operating income in the base (EFO revenue doubles the 2005 level) plan.  A bonus of 50% is earned in 2006 if the high plan (EFO revenue triples vs. 2005) operating income goal is achieved or exceeded.

3.               For subsequent years, the operating income levels for a base (25% bonus) and high  (50% bonus) plan will be mutually negotiated between John and the board of directors.

4.               200,000 options to purchase Fiberstars stock on the standard four year vesting schedule with a strike price as of July 1, 2005.

5.               50,000 options awarded on December 31, 2006 if  EFO revenue at least doubles vs. 2005.  Bonus of 100,000 options on December 31, 2006 if EFO revenue at least triples vs. 2005.

6.               Bonus of 50,000 options awarded as of December 31, 2007 if the base level of EFO revenue is achieved for that year. Bonus of 100,000 options on December 31, 2007 if the high level of EFO sales is achieved for that year.